EX. 99.770 - Transactions effected pursuant to Rule 10f-3

1. Name of Underwriter From Who Purchased:

ABN AMRO, Inc.
Morgan Stanley Dean Witter


2. Names of Underwriting syndicate members:

Goldman Sachs
Morgan Stanley Deanwitter
CS First Boston
JP Morgan
Lehman Brothers
Salomon Smith Barney
Bank of America


3. Name of Issuer:

Southern Energy Inc.


4. Title of Security:

Southern Energy Inc.


5. Date of First Offering:

10/02/00


6. Dollar Amount Purchased:

$424,600.00


7. Number of Shares Purchased:

19,300 Shares


8. Price Per Unit:

$22.00

9. Resolution Approved by the Board of Trustees: